Exhibit 1.02

CONFLICT MINERALS REPORT OF
Astec Industries Inc.
IN ACCORDANCE WITH RULE 13p-1
UNDER THE SECURITIES EXCHANGE ACT OF 1934
FOR THE REPORTING PERIOD FROM
JANUARY 1 TO DECEMBER 31, 2013

I.            Introduction

 This is the Conflict Minerals1 Report of Astec Industries, Inc. ("Astec", the "Company," "we," "us," or "our") prepared for calendar year 2013 (except for conflict minerals that, prior to January 31, 2013, were located outside of the supply chain) in accordance with Rule 13p-1 ("Rule 13p-1") under the Securities Exchange Act of 1934 (the "Act").  Numerous terms in this Report are defined in Rule 13p-1 of the Act and Form SD and the reader is referred to those sources, and also to Release No. 34-67716 (August 22, 2012) (the "Adopting Release") for such definitions.

In accordance with Rule 13p-1, we undertook efforts to determine whether the necessary conflict minerals in our products were sourced from the DRC or a Covered Country.  The Company conducted, in good faith, a reasonable country of origin inquiry to determine where such minerals were sourced.  Astec utilized the industry-developed EICC-GeSI Conflict Minerals Reporting Template ("CMRT") to query our suppliers. We requested this information from our Tier 1 suppliers who provide material and components that are within the scope of the Adopting Release. We evaluated the responses from the templates submitted by our suppliers to determine our reporting obligation based on this RCOI.

Based on those results, the Company conducted further due diligence efforts, which efforts were designed in conformity with the internationally recognized due diligence framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas2 ("OECD Due Diligence Guidance") and related Supplements.

The statements below are based on the due diligence activities performed to date and in good faith by Astec and are based on the infrastructure and information available at the time of this filing.  There are factors that could affect the accuracy of these statements.  These factors include, but are not limited to, incomplete supplier data or unavailable smelter data, errors or omissions by suppliers or smelters, evolving definitions and certifications of smelters, incomplete information from industry or other third-party sources, continuing guidance regarding the SEC final rules, and other issues.

II.            Design of Due Diligence Measures

The Company designed its overall conflict minerals program based on the five-step framework of the OECD Due Diligence Guidance, the Supplement on Tin, Tantalum, and Tungsten, and the Supplement on Gold.

Astec's implementation of the five step framework consists of the following overarching steps which are discussed in further detail in Section III.

Step 1:                          Establish strong company management systems
Step 2:                          Identify and assess risks in the supply chain
Step 3:                          Design and implement a strategy to respond to identified risks
Step 4:	Carry out independent third-party audit of smelter/refiner's due diligence practices
Step 5:                          Report annually on supply chain due diligence.

We relied upon multi-stakeholder initiatives that provide verification processes for conflict-free minerals from smelters or refiners who may provide those minerals to companies in our supply chain.  The Company, as a purchaser of component parts, is many steps removed from the mining and smelting/refining of conflict minerals; the Company does not purchase raw ore or unrefined conflict minerals, has no direct relationships with smelters or refiners, and conducts no purchasing activities directly in the Covered Countries.

III.            Due Diligence Measures Performed

The following describes the due diligence measures taken to trace our mineral supply chain in conformance with the OECD Due Diligence Guidance.

Step 1: Establish strong company management systems

a.	Conflict minerals team – Astec established a conflict minerals team that included individuals from the appropriate business units and departments.
b.
Conflict Minerals Policy – Astec adopted and published a policy establishing the expectations of our suppliers.  The policy resides on our corporate website, is reviewed regularly, and will be updated, if necessary.

c.	Company level grievance mechanism – As recommended by the OECD Due Diligence Guidance, Astec has established a grievance mechanism as a risk-awareness system for conflict minerals issues.

Step 2: Identify and assess risks in the supply chain

We performed the following steps as part of our risk assessment process:
a.
Identify products in scope – Our internal cross-functional conflict minerals team reviewed the products that we manufacture or contract to manufacture to determine those that should be deemed in-scope as described by the Adopting Release.

b.
Evaluate the results of our RCOI – We evaluated the responses from the templates we received from our Tier 1 suppliers who provide material and components that are within the scope of the Adopting Release.  We followed up with certain suppliers to obtain additional information or clarification of responses that appeared incomplete, inconsistent or potentially inaccurate.

c.
Identify smelters/refiners – Astec has and will continue to collect a list of smelters/refiners that are in our supply chain by utilizing the CMRT and other industry recognized methods/systems that may evolve.

Step 3: Design and implement a strategy to respond to identified risks

 We performed the following steps as part of our risk management plan:
a.
Validate Smelters – As part of the risk mitigation process we compared the list of smelters/refiners collected from suppliers and compared it to the conflict-free smelter lists published by the Conflict-Free Sourcing Initiative ("CFSI").

b.
 Since some of the smelters were not on the conflict-free smelter lists published by the CFSI, due to the fact that the Company is several steps removed from the smelters, it was not possible for the Company to assess whether the smelters and/or refiners themselves had carried out all elements of due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas.  The Company identified this uncertainty as the main risk in its determination of the origin of the conflict minerals used in its products.

c.
The Company is disseminating its Conflict Minerals Policy to suppliers and requesting compliance therewith, incorporating provisions into its contracts and requesting certifications from suppliers stating that they have responsible sourcing mechanisms in place.

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices

Astec is relying on the CFSI's published lists to verify the conflict-free status of smelters/refiners that source from Covered Countries. Since Astec, as a downstream supplier of finished products, has no direct commercial relationships with smelters/refiners, Astec determined that conducting its own audits of smelters/refiners at this time would be inappropriate and impracticable.

Step 5: Report annually on supply chain due diligence

Astec has determined that some of the conflict minerals that are necessary to the functionality or production of our products may have originated from the Covered Countries.  The Company is making this determination because it does not have sufficient information from suppliers or other sources at this time to conclude otherwise.  Accordingly, Astec is reporting annually on its supply chain due diligence by filing this Conflict Minerals Report with the SEC and making it available on our website at www.astecindustriesinc.com.

IV        Product Determination

On the basis of the measures described above, the Company has determined that all of our products manufactured as of December 31, 2013 are considered to be DRC conflict undeterminable.

V.	Product Description

The Company designs, engineers, manufactures and markets equipment and components used primarily in road building and related construction activities as well as other products discussed below. The Company's products are used in each phase of road building, from quarrying and crushing the aggregate to application of the road surface. The Company also manufactures certain equipment and components unrelated to road construction, including equipment for the mining, quarrying, construction and demolition industries; gas and oil drilling rigs; water well and geothermal drilling rigs; industrial heat transfer equipment; whole-tree pulpwood chippers; horizontal grinders; and blower trucks. The Company also manufactures a line of multiple use plants for cement treated base, roller compacted concrete and ready-mix concrete. The Company recently developed and began marketing pelletizing equipment used to compress wood and other products into dense pellets for the renewable energy market among other applications.. The Company has been responsible for many technological and engineering innovations in the industries in which it operates. The Company's products are marketed both domestically and internationally. In addition to equipment sales, the Company manufactures and sells replacement parts for equipment in each of its product lines and replacement parts for some competitors' equipment. The distribution and sale of replacement parts is an integral part of the Company's business.

This report covers all of the products manufactured or contracted to be manufactured by the Company that have conflict minerals that are necessary to the functionality or production of such products.

Processing Facilities – Based on the input received from our suppliers, the following facilities may have been used in the process of conflict minerals used in our products.

Mineral	Standard Smelter Name
Gold	Aida Chemical Industries Co. Ltd.
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	Asaka Riken Co Ltd
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold	Aurubis AG
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Boliden AB
Gold	Caridad
Gold	Cendres & Métaux SA
Gold	Chugai Mining
Gold	Daejin Indus Co. Ltd
Gold	DaeryongENC
Gold	Do Sung Corporation

Mineral	Standard Smelter Name
Gold	FSE Novosibirsk Refinery
Gold	Hwasung CJ Co. Ltd
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Gold	Japan Mint
Gold	Jiangxi Copper Company Limited
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold	JSC Uralectromed
Gold	Kazzinc Ltd
Gold	Korea Metal Co. Ltd
Gold	Kyrgyzaltyn JSC
Gold	L' azurde Company For Jewelry
Gold	Met-Mex Peñoles, S.A.
Gold	Moscow Special Alloys Processing Plant
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.
Gold	Navoi Mining and Metallurgical Combinat
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastvetmet)
Gold	OJSC Kolyma Refinery
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk
Gold	PX Précinox SA
Gold	Sabin Metal Corp.
Gold	SAMWON METALS Corp.
Gold	Schone Edelmetaal
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	The Great Wall Gold and Silver Refinery of China
Gold	The Refinery of Shandong Gold Mining Co. Ltd
Gold	Torecom
Gold	Yokohama Metal Co Ltd
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold	Zijin Mining Group Co. Ltd
Tantalum	King-Tan Tantalum Industry Ltd
Tin	CNMC (Guangxi) PGMA Co. Ltd.
Tin	Cooper Santa
Tin	PT Prima Timah Utama
Tin	CV Serumpun Sebalai
Tin	CV United Smelting
Tin	EM Vinto
Tin	Fenix Metals

Mineral	Standard Smelter Name
Tin	Gejiu Zi-Li
Tin	Huichang Jinshunda Tin Co. Ltd
Tin	Jiangxi Nanshan
Tin	Kai Unita Trade Limited Liability Company
Tin	Linwu Xianggui Smelter Co
Tin	Liuzhou China Tin
Tin	Metallo Chimique
Tin	Minmetals Ganzhou Tin Co. Ltd.
Tin	Novosibirsk Integrated Tin Works
Tin	PT Artha Cipta Langgeng
Tin	PT Babel Inti Perkasa
Tin	PT Bangka Putra Karya
Tin	PT Bangka Tin Industry
Tin	PT Belitung Industri Sejahtera
Tin	PT DS Jaya Abadi
Tin	PT Eunindo Usaha Mandiri
Tin	PT Karimun Mining
Tin	PT Mitra Stania Prima
Tin	PT REFINED BANGKA TIN
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa
Tin	PT Tinindo Inter Nusa
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.
Tungsten	A.L.M.T. Corp.
Tungsten	Kennametal Huntsville
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd
Tungsten	Dayu Weiliang Tungsten Co., Ltd.
Tungsten	Fujian Jinxin Tungsten Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.
Tungsten	HC Starck GmbH
Tungsten	Hunan Chenzhou Mining Group Co
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.
Tungsten	Japan New Metals Co Ltd
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.
Tungsten	Kennametal Fallon
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	Wolfram Company CJSC
Tungsten	Xiamen Tungsten Co., Ltd
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd
All	76 Smelters listed as Conflict Free by the CFSI

For purposes of this report, in order to qualify as having been certified as "conflict free," smelters/refiners must have gone through an independent third-party audit and received a "conflict free" designation from CFSI or the London Bullion Market Association ("LBMA") or other certifying agency.

Based on the information obtained through the due diligence process described above, we do not have sufficient information to determine the country of origin of the conflict minerals in some of our products.

VI.            Future Due Diligence

We will continue to communicate our expectations and information requirements to our direct suppliers.  We will also continue to monitor changes in circumstances that may impact the facts or our determination.  Over time, we anticipate that the amount of information globally on the traceability and sourcing of these ores will increase and improve our knowledge.  We will continue to make inquiries to our direct suppliers and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified.  New suppliers will be reviewed for conflict minerals conformance during initial business reviews.  If we become aware of a supplier whose due diligence needs improvement, we intend to continue the trade relationship while that supplier improves its compliance program so long as we determine that such supplier is taking appropriate steps toward making the necessary improvements.  We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

In addition to those above, the Company intends to take the following steps during the next compliance period to improve the due diligence conducted and to further mitigate the risk that the necessary conflict minerals are benefitting armed groups, including:

•	Continue to collect responses from suppliers using tools such as the CMRT.
•	Monitor and track performance of risk mitigation efforts.
•	Compare and validate RCOI results to information collected via independent conflict-free smelter validation programs such as the CFSI and LBMA.
•	Disseminate our Conflict Minerals Policy to our suppliers and encourage compliance therewith.
•	Encourage suppliers to transition to smelters/refiners identified by the due diligence process as "conflict-free" by an independent audit program such as the CFSI or LBMA.
•	Continue to allow verified conflict-free material from the region to enter our supply chain.

VII.            Independent Private Sector Audit

Not required for calendar year 2013.

Caution Concerning Forward-Looking Statements

Certain statements in this report may be "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect," "intend," "plan," "project," "believe" and "estimate," "target," "anticipate" and similar expressions are generally intended to identify these forward-looking statements.  Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact.  Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate.  These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict.  Actual outcomes and results may differ materially from these forward-looking statements.  As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by law.

Footnotes:
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1The term "conflict mineral" is defined in Section 1502(e)(4) of the Act as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives; or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country.

2 OECD (2013), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing. http://dx.doi.org/10.1787/9789264185050-en